EXHIBIT 99.1

Command Center Assumes Management and Financial Control of 41 Franchise
Locations

POST FALLS, Idaho, April 6 /PRNewswire-FirstCall/ -- Command Center, Inc. (OTC Bulletin Board: CCNI - News), an emerging provider of temporary staffing services in the United States, announced today that it has assumed management and financial control of 41 franchise store locations.

In October 2005, Command Center embarked on a strategy to migrate from a franchise model to a company-owned operating platform and on November 9, 2005, announced that it had entered into an agreement to acquire the assets of up to 70 temporary staffing stores operating as Command Center franchisees or licensees. The Company has completed due diligence reviews and audits on the 41 stores that it is currently managing and expects to complete due diligence and audits on the remaining 29 stores in the second quarter of 2006.

"Our immediate assumption of the management and financial control of these stores should facilitate a smooth transition of ownership upon the completion of due diligence and other acquisition related activities. Longer term, we believe that the directional change to a company-owned operating platform is in the best interests of all shareholders and will allow us to successfully grow our footprint. We are confident the market will continue to be receptive to our product offerings," stated Glenn Welstad, Chairman and CEO of Command Center, Inc.

The Company anticipates that a formal transfer of assets will occur as soon as final arrangements for workers compensation coverage are in place.

About Command Center, Inc.


Command Center is an emerging provider of temporary staffing services in the United States. The Company provides on-demand employment solutions primarily in the areas of light industrial, hospitality, event services and office staffing, as well as other staffing assignments. The Company's long term business plan includes rapid growth to establish a nation-wide network of offices and becoming the temporary staffing industry's leader in providing unparalleled service. Additional information on Command Center is available at http://www.commandonline.com .

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, the availability of worker's compensation insurance coverage, the availability of suitable financing for the Company's activities, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks set forth in the Form 10KSB filed with the Securities and Exchange Commission on March 31, 2006 and in other statements filed from time to time with the Securities and Exchange Commission. There are no assurances that the acquisitions of the 70 offices will be completed or, if completed, that the acquired offices will be successfully merged into the Company. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.